As filed with the Securities and Exchange Commission on April 3, 2020

Registration Statement File No. 333-98365

Registration Statement File No. 333-84740

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Travelers Property Casualty Corp.

(Exact name of registrant as specified in its charter)

Connecticut	06-1008174
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

One Tower Square

Hartford, Connecticut 06183

(Address of Principal Executive Offices) (Zip Code)

Travelers 401(k) Savings Plan

Travelers Property Casualty Corp. 2002 Stock Incentive Plan

(Full title of the plans)

Christine K. Kalla

Executive Vice President and General Counsel

Travelers Property Casualty Corp.

385 Washington Street

St. Paul, Minnesota 55102

(651) 310-7911

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Explanatory Note

Travelers Property Casualty Corp. (the “Company”) is filing these post-effective amendments (these “Post-Effective Amendments”) to the following registration statements (together, the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Company’s Class A Common Stock, $.01 par value per share, and Class B Common Stock, $.01 par value per share (together, the “Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

•

Registration Statement on Form S-8 (File No. 333-98365), filed with the SEC on August 20, 2002, registering 2,000,000 shares of Class A Common Stock, par value $0.01 per share and 5,000,000 shares of Class B Common Stock, par value $0.01 per share, issuable under the Travelers 401(k) Savings Plan; and

•

Registration Statement on Form S-8 (File No. 333-84740), filed with the SEC on March 22, 2002, registering 140,000,000 shares of Class A Common Stock, par value $0.01 per share, issuable under the Travelers Property Casualty Corp. 2002 Stock Incentive Plan.

The purpose of these Post-Effective Amendments is to deregister such portion of the Common Stock previously registered under the Registration Statements that has not been sold or is otherwise unissued under each such Registration Statement as of the date hereof, as the Company no longer grants awards or issues Common Stock under either the Travelers 401(k) Savings Plan or the Travelers Property Casualty Corp. 2002 Stock Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on April 3, 2020.

TRAVELERS PROPERTY CASUALTY CORP. (Registrant)

By:	/s/ Christine K. Kalla
Name:	Christine K. Kalla
Title:	Executive Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments have been signed by the following persons in the capacities and on the dates indicated.

Date: April 3, 2020	/s/ Nicholas Seminara
Nicholas Seminara Director and President (Principal Executive Officer)

Date: April 3, 2020	/s/ Daniel S. Frey
Daniel S. Frey Director, Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Date: April 3, 2020	/s/ Douglas K. Russell
Douglas K. Russell Senior Vice President and Controller (Principal Accounting Officer)

Date: April 3, 2020	/s/ Gregory C. Toczydlowski
Gregory C. Toczydlowski Director